EXHIBIT 3.30

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

C.P. ATLAS HOLDINGS, INC.

February 24, 2011

C.P. Atlas Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is C.P. Atlas Holdings, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name C.P. Atlas Holdings, Inc. on March 18, 2010 (as amended and restated through the date hereof, the “Certificate of Incorporation”).

3. This Certificate of Amendment, which amends the Certificate of Incorporation, was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is American Renal Holdings Company, Inc.”

5. This Certificate of Amendment shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment as of the first date set forth above.

/s/ Michael R. Costa
Name: Michael R. Costa
Title: Vice President, General Counsel and Secretary

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